Free Writing Prospectus
Filed Pursuant to Rule 433
Dated August 11, 2026
Registration Statement Nos. 333-285562 and 333-285562-01

*FULL PX DETAILS* $1.75BN BMW Vehicle Owner Trust (BMWOT 2026-A) Prime Auto Loan ABS

Joint Bookrunners	:	Barclays (str), Citi, and Mizuho
Comanagers	:	SG Americas, SMBC

PRICED - TOE: 3:50 PM ET

CAPITAL STRUCTURE
CLS	OFF($mm)	WAL	F/S*	P.WIN	E.FIN	L.FIN	BENCH	SPREAD	YLD(%)	CPN(%)	PX(%)
A-1	385.000	0.25	F1+/A-1+	1-6	02/27	08/27	I-CURV	+14	3.94000%	3.94000%	100.00000%
A-2A	452.080	1.01	AAA/AAA	6-19	03/28	06/29	I-CURV	+30	4.324%	4.28%	99.99437%
A-2B	175.000	1.01	AAA/AAA	6-19	03/28	06/29	SOFR30A	+30			100.00000%
A-3	627.080	2.35	AAA/AAA	19-40	12/29	04/31	I-CURV	+39	4.638%	4.59%	99.99137%
A-4	110.840	3.65	AAA/AAA	40-45	05/30	01/34	I-CURV	+40	4.726%	4.68%	99.99938%
* Expected Ratings

-TRANSACTION DETAILS-
BBG Ticker	:	BMWOT 2026-A
Offered Size	:	$1.75BN
Format	:	SEC Registered
Exp. Ratings	:	Fitch / S&P
ERISA	:	Yes
Risk Retention	:	US RR = Yes, EU RR = No
Min Denoms	:	$1k x $1k
Pxing Speed	:	1.40% ABS to 5% Call
Expected Settle	:	8/19/2026
First Pay Date	:	9/25/2026
B&D	:	BARC

-ATTACHMENTS-
Preliminary Prospectus, FWP
Intex Deal Name	:	bcgbmwot26a_upsize
Intex Passcode	:	6UKV

BMW FS Securities LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the other documents BMW FS Securities LLC has filed with the SEC for more complete information about BMW FS Securities LLC, BMW Vehicle Owner Trust 2026-A and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, BMW FS Securities LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-888-603-5847.